Exhibit 99.1
STONE ENERGY CORPORATION
Announces 2008 Year-end Reserves, Provides
Operational Update
LAFAYETTE, LA. February 9, 2009
     Stone Energy Corporation (NYSE: SGY) today announced its estimated year-end 2008 proved reserves were 519 Bcfe (billion cubic feet of natural gas equivalent), as compared with 403 Bcfe at year-end 2007. This included proved developed reserves of 398 Bcfe and proved undeveloped reserves of 121 Bcfe, and the split between natural gas and oil reserves was 58% and 42%, respectively. In addition, there were 186 Bcfe of estimated probable reserves and 285 Bcfe of estimated possible reserves at year-end 2008. All of Stone’s 2008 year-end estimated proved, probable and possible reserves were independently engineered by Netherland Sewell & Associates (NSA).
     The present value of the estimated future net cash flows from estimated proved reserves before income taxes, using a 10% discount rate (PV10), was approximately $0.8 billion using year-end prices of $41.00 per barrel of oil and $5.71 per mmbtu of gas. Stone expects to report a pre-tax non-cash ceiling test write-down of its oil and gas properties of approximately $1.3 billion and impairment of all of its goodwill in the fourth quarter 2008.
     Using the average five year NYMEX strip pricing at December 31, 2008 of $66.03 per barrel and $7.01 per mmbtu, the internal estimated proved reserves would have been 581 Bcfe and the PV10 estimate would have been $1.8 billion. These estimates were not independently engineered.
     The changes from 2007 year-end estimated proved reserves to 2008 year-end estimated proved reserves included acquisitions of approximately 252 Bcfe, divestments of 18 Bcfe, production of 64 Bcfe, 10 Bcfe of drilling additions/extensions, 2 Bcfe of upward revisions before price revisions, and 66 Bcfe of downward price revisions. Included in the acquisition total was approximately 250 Bcfe relating to Bois d’Arc reserves that were engineered by NSA using pricing of $117.47 per barrel and $8.85 per million cubic feet of natural gas at the date of acquisition.
     Capital expenditures on oil and gas properties for 2008 were approximately $381 million, excluding the Bois d’Arc acquisition, capitalized SG&A and interest, and abandonment expenditures. Expenditures on normal plugging and abandonment projects were approximately $31 million.
     For 2009, the Board of Directors has authorized a capital expenditure budget of $300 million. This figure excludes acquisitions and capitalized SG&A and interest. Approximately 75% of the capital expenditure budget is expected to be spent on exploitation projects, supporting facilities, and abandonment projects. The remaining budgeted capital expenditures include GOM exploration drilling (shelf and deep water), seismic and reprocessing projects, and acreage acquisition and drilling in Appalachia.
     At year-end, Stone’s production continued to be adversely affected by third party and company pipeline repairs and shut-ins. Stone exited the year at approximately 200 MMcfe per day of production. To date approximately 20-25 MMcfe per day has come back on line (225 MMcfe per day on February 1), driven primarily by the return of the Bluewater pipeline. Stone estimates another 35-40 MMcfe per day remains shut-in including 20-25 MMcfe per day in oil and gas volumes at Mississippi Canyon 109 (Amberjack). The oil pipeline from the Amberjack platform was damaged in two sections and plans to re-direct and repair the pipeline are underway. Stone expects the line to be operational by late summer 2009. In the interim, Stone will examine the economics of barging oil from the platform starting in the spring after the disruptive winter weather. Given the delay in Amberjack production, Stone’s limited 2009 capital expenditure program, and expected natural decline in production, Stone is now projecting its 2009 net daily production to average between 210-240 MMcfe per day.

     Stone plans to release its year-end results on Tuesday, February 17, 2009 after the close of the market, and will hold its year-end conference call on Wednesday, February 18, 2009 at 10:00 a.m. CST. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call”. In addition, Stone announced that it will hold its 2009 Annual Meeting of Stockholders on Thursday, May 28, 2009, at 10:00 a.m., CDT, at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
     The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We may use certain terms such as probable and possible reserves that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by Stone. Factors affecting ultimate recovery include oil and gas pricing, the scope of our ongoing drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors; and actual drilling results, including geological and mechanical factors affecting recovery rates. Investors are urged to consider closely the disclosure in our Forms 10-K and 10-Q, available free of charge on our internet site (http://www.stoneenergy.com). You can also obtain this form from the SEC on the SEC’s internet site (http://www.sec.gov or by calling 1-800-SEC-0330.